The Target Portfolio Trust
For the annual period ended 10/31/11
File number 811-07064


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Target Portfolio Trust - Target Small
Cap Value Portfolio

1.   Name of Issuer:  Pandora Media, Inc.

2.   Date of Purchase:  June 14, 2011

3.   Number of Securities Purchased:  340

4.   Dollar Amount of Purchase:  $54,400

5.   Price Per Unit:  $16.00

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased: Morgan Stanley & Co.

7.   Other Members of the Underwriting Syndicate:  JP Morgan
Securities LLC, Citigroup Global Markets Inc., William Blair &
Co, LLC, Stifel, Nicolaus & Co, Inc., Wells Fargo Securities,
LLC.